UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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ALTAIR ANNOUNCES ADJOURNMENT OF ANNUAL MEETING

TROY, Mich., May 20, 2021 (GLOBE NEWSWIRE) — Altair (Nasdaq: ALTR), a global technology company providing software and cloud solutions in the areas of simulation, high-performance computing, data analytics and artificial intelligence, today announced that it has adjourned its 2021 Annual Meeting of Stockholders in order to provide stockholders with ample time to consider the modification of Altair’s Board of Directors’ proposal to nominate Dr. Mary Boyce, who has served on the Board since 2018, and Jim F. Anderson who has not previously served on the Board. The adjourned meeting will be held at 1:00 p.m. ET on Wednesday, June 2, 2021 at the following url: www.virtualshareholdermeeting.com/ALTR2021. The record date for the annual meeting is March 25, 2021.

About Altair (Nasdaq: ALTR)

Altair is a global technology company that provides software and cloud solutions in the areas of simulation, high-performance computing, data analytics and artificial intelligence. Altair enables organizations across broad industry segments to compete more effectively in a connected world while creating a more sustainable future. To learn more, please visit www.altair.com.

Altair Media Contact

Corporate

Jennifer Ristic

+1.216.849.3109

jristic@altair.com

Altair Investor Relations

The Blueshirt Group

Monica Gould +1 212.871.3927

ir@altair.com